Exhibit 3.133

CERTIFICATE OF INCORPORATION
OF
HOSPITAL DEVELOPMENT COMPANY NUMBER 2, INC.

FIRST:        The name of the Corporation is Hospital Development Company Number 2, Inc. (hereinafter the “Corporation”).

SECOND:    The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of the registered agent at that address is National Registered Agents, Inc.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 100,000 shares of common stock, each having a par value of one penny ($.01).

FIFTH:    The name and mailing address of the Sole Incorporator is as follows:

Name	Mailing Address

Ron Soltman	20 Burton Hills Boulevard
Suite 100
Nashville, TN 37215

SIXTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)
The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)
No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Subsection (4) of Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)
In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

(6)
The Corporation shall indemnify, to the fullest extent permitted by law, any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

SEVENTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of September, 2001.

/s/ Ronald P. Soltman
Ronald P. Soltman
Sole Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:29 AM 05/01/2012
FILED 11:29 PM 05/01/2012
SRV 120493283 - 3436037 FILE
STATE OF DELEWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General
Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directions of
Hospital Development Company Number 2, Inc
resolutions were duly adopted setting forth a proposed amendment of the
Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " FIRST " so that, as amended, said Article shall be and read as follows:
The name of the Corporation is VHS of Michigan
Staffing, Inc. (hereinafter the "Corporation").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 1st day of May , 2012 _.

By:	/s/James H Spalding
Authorized Officer

Title:	Executive Vice President

Name:	James H. Spalding
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